Exhibit 5.1

[Form of Opinion to be filed prior to effectiveness of the Registration Statement]

[Letterhead of Gibson, Dunn & Crutcher LLP]

[ ], 2015

Sequential Brands Group, Inc.
5 Bryant Park, 30th Floor
New York, NY 10018

Re:	Registration Statement on Form S-3 of Sequential Brands Group, Inc.

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Sequential Brands Group, Inc., a Delaware corporation (formerly known as Singer Madeline Holdings, Inc.)(the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale from time to time by the selling holders named therein (the “Selling Holders”) of the following securities (collectively, the “Issued Securities”):

(i) up to 20,252,375 shares (the “Private Placement Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued to certain stockholders of the registrant’s predecessor, SQBG, Inc. (formerly known as Sequential Brands Group, Inc.) (“Old Sequential”), ;

(ii) up to 1,375,000 shares of Common Stock (the “Holdback Shares”), to be issued on February 15, 2016;

(iii) warrants to purchase up to 3,000,000 additional shares of Common Stock (the “Warrants”); and

(iv) up to 3,000,000 shares, subject to adjustment for stock splits, stock dividends or similar transactions and rounding, of the Company’s common stock, par value $0.01 per share (the “Warrant Shares”), issuable upon the exercise the Warrants.

The Private Placement Shares were issued pursuant to Agreement and Plan of Merger, dated as of June 22, 2015, by and among Martha Stewart Living Omnimedia, Inc., Madeline Merger Sub, Inc., Old Sequential, Singer Merger Sub, Inc. and Singer Madeline Holdings, Inc. (the “MSLO Merger Agreement”). The Warrants were issued, and the Holdback Shares are issuable, pursuant to the Agreement and Plan of Merger, dated as of June 24, 2014, among the Company, certain of its wholly owned subsidiaries, Galaxy Brand Holdings, Inc. (“Galaxy”), Carlyle Equity Opportunity GP, L.P. as the representative of the Galaxy stockholders and optionholders and, for the limited purposes specified therein, Carlyle Galaxy Holdings, L.P. (the “Galaxy Merger Agreement”). The Warrants are governed by the Common Stock Purchase Warrant entered into with each of the holders thereof (collectively, the “Warrant Agreements”).

[ ], 2015

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Galaxy Merger Agreement, the MSLO Merger Agreement, the Warrant Agreements, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

We have assumed without independent investigation that:

(v) at the time any Issued Securities are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(vi) all Issued Securities will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;

(vii) at the Relevant Time, all corporate or other action required to have been taken by the Company to duly authorize each proposed issuance of Holdback Shares and Warrant Shares shall remain in full force and effect; and

(viii) upon the issuance of any Holdback Shares or Warrant Shares, the total number of shares of the Company’s common stock, par value $0.01 per share, will not exceed the total number of shares that the Company is then authorized to issue under its certificate of incorporation and other relevant documents.

[ ], 2015

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. the Private Placement Shares are validly issued, fully paid and non-assessable;

2. the Holdback Shares, when issued pursuant to the terms of the Galaxy Merger Agreement, will be validly issued, fully paid and non-assessable;

3. the Warrants are the legal, valid and binding obligations of the Company; and

4. the Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms of the Warrant Agreements and for the additional consideration specified therein, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the above opinions. This opinion is limited to the effect of the current state of the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion contained in paragraph 3 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of the following provisions in the Warrant Agreement: (i) any provision waiving the right to object to venue in any court; (ii) any agreement to submit to the jurisdiction of any Federal court; (iii) any waiver of the right to jury trial or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

[ ], 2015

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,